Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 28, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Plains All American Pipeline, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the incorporation by reference of our report dated March 7, 2008 relating to the balance sheet of PAA GP LLC, which appears in Plains All American Pipeline, L.P.’s Current Report on Form 8-K filed on March 10, 2008. We also consent to the references to us under the headings “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
September 3, 2008